Exhibit 99.1

FOR IMMEDIATE RELEASE

BUSINESS OBJECTS REPORTS
SECOND QUARTER 2004 RESULTS

•	Operating margins improve significantly from first quarter

•	Business Objects 6.5 extends product leadership

•	Expanded relationships with PeopleSoft and IBM highlight partner momentum

San Jose, California; Paris, France – July 28, 2004 – Business Objects (Nasdaq: BOBJ; Euronext Paris ISIN code FR0004026250 — BOB), the world’s leading provider of business intelligence (BI) solutions, today announced results for the second quarter ended June 30, 2004.

Second quarter revenues were $222.2 million, within the company’s previous guidance range. Second quarter license revenues were $117.2 million.

Earnings per ordinary and American depositary share (“earnings per share” or “EPS”) were $0.13. Pro forma earnings per share were $0.20. Both US GAAP and pro forma EPS are above the company’s previous guidance.

Pro forma results differ from US GAAP as they exclude certain purchase accounting adjustments and other costs associated with the acquisition of Crystal Decisions. A reconciliation of US GAAP to pro forma results is included at the end of this release.

“During the second quarter, Business Objects continued to build upon its leadership position in business intelligence,” said Bernard Liautaud, chairman and chief executive officer. “I believe that the major risks associated with the integration of Crystal Decisions are behind us, and that we are beginning to see the benefits of the acquisition. Our operating margin improved significantly, a sign that we are achieving operational synergies. Furthermore, the release of Business Objects 6.5 now gives us the strongest and most complete product line in the industry. And our new partnership agreements with IBM and PeopleSoft create significant opportunities for Business Objects in the business intelligence marketplace.”

Second Quarter Financial Highlights

Revenue

In the second quarter of 2004, Business Objects performance was driven by large transactions globally and strength in Europe specifically. During the quarter, there were 8 transactions over $1 million in license revenue, with the average size of those transactions over $2 million. In addition, there were 91 transactions between $200,000 and $1 million.

Business Objects Reports Second Quarter 2004 Results

On a normalized basis:

•	Revenue in Europe reached $100.9 million, up 28 percent (up 20 percent in euro) over the same period in 2003.

•	Revenue in the Americas was $111.2 million, down 2 percent compared with the same period in 2003. The performance in the Americas was affected by a weak IT spending environment, particularly at the end of the quarter.

•	Revenue in Asia Pacific, including Japan, was $18.9 million, up 32 percent over the same period in 2003.

•	License revenue from query, analysis and reporting products was $107.2 million, up 2 percent year over year.

•	License revenue from performance management and analytic application products was $6.6 million, up 20 percent year over year.

•	License revenue from data integration products was $3.4 million, up 10 percent year over year.

(“Normalized revenue” is defined in the section “Use of Non-GAAP Financial Measures” below)

Earnings

US GAAP operating margin reached 8 percent, compared to 4 percent in the first quarter of 2004. Pro forma operating margin improved to 13 percent, compared with 9 percent in the first quarter of 2004.

Net income also improved sequentially, with US GAAP earnings per share of $0.13, up from $0.04 in the first quarter, and pro forma earnings per share reaching $0.20, up from $0.10 in the first quarter.

Synergies created by the integration of Crystal Decisions were a key contributor to the improved profitability in the second quarter.

Balance Sheet

As of June 30, 2004, the company had $203 million in cash and cash equivalents, compared with $246 million at the close of the first quarter. Cash generated from operations in the quarter was $15 million. The company used approximately $21 million to repurchase approximately 1 million shares in open market transactions.

Year-to-Date Results

Revenues for the six months ended June 30, 2004 were $439.5 million. Diluted earnings per share were $0.16 on a US GAAP basis, and $0.30 on a pro forma basis.

Second Quarter Business Highlights

BusinessObjects 6.5 Extends Product Superiority

During the quarter, the company released BusinessObjects 6.5. This important release introduces superior levels of end-user integration across all Business Objects and Crystal products, allowing customers to seamlessly deploy the complete product line.

Business Objects Reports Second Quarter 2004 Results

BusinessObjects 6.5 delivers important performance improvements over the previous release and extends leadership in web-based query and analysis. Business Objects 6.5 is a key milestone in the company’s product integration roadmap and was delivered on time.

“BusinessObjects 6.5 is a significant step forward in our competitive position. We are once again proving that we are at the leading edge of business intelligence solutions. We believe our current product offering is now the strongest and most complete — from data integration, ad hoc query and analysis, enterprise reporting, to performance management. It offers the broadest set of capabilities, it is highly scalable, and it provides today integration across the whole set of products,” said Liautaud.

Expansion of Alliances with PeopleSoft and IBM

During the quarter, Business Objects signed a reseller agreement with IBM Global Services, the world’s largest IT services and consulting provider.

Following the close of the quarter, Business Objects expanded its OEM relationships with PeopleSoft and IBM.

PeopleSoft has selected Crystal Reports and Crystal Enterprise as the integrated enterprise reporting solution for all their product lines and product families. In addition, Business Objects has announced a worldwide OEM agreement in which Crystal Version 10 will provide integrated reporting for future releases of IBM’s WebSphere Studio and IBM Rational Software.

Business Objects channel partners contributed 45 percent of the license revenue in the second quarter. Management believes the combination of Business Objects and Crystal Decisions creates new opportunities for successful partnerships with leaders in the software industry.

Management Changes

The company announced two management changes. First, the company has promoted Greg Wolfe to general manager and senior vice president of the Americas. Wolfe was formerly head of sales for Business Objects Americas and a long-time sales executive at Crystal Decisions.

Second, John Olsen, president and chief operating officer, will be leaving Business Objects at the end of the third quarter to pursue other interests. Olsen will remain on the Business Objects board of directors. A search for his successor is underway.

“I would like to thank John Olsen for his contributions to Business Objects in the past three years, and am pleased that he will remain on our board,” said Liautaud. “And I am very enthusiastic about Greg Wolfe’s promotion to run the Americas. He has a great track record and I look forward to working closely with him.”

Business Objects Reports Second Quarter 2004 Results

Additional Second Quarter Highlights and Metrics

•	Launch of Crystal Enterprise Live Office, a unique solution allowing embedding live data from Crystal Reports into Microsoft Office documents.

•	Release of BusinessObjects Finance Intelligence, an analytic application that allows companies to gain critical insight into financial operations.

•	Availability of Crystal Enterprise 10 on the Red Hat Enterprise Linux platform, demonstrating Business Objects commitment to the Linux community.

•	Major customer transactions with Defense Logistics Agency, ENI Group, Fairfax County Public Schools, Fedex European Services, General Electric, Huawei, Ingram Micro, Kodak, Nomura Asset Management, NTT-Data, Principal Financial, Royal & Sun Alliance Insurance, Saudi Aramco, Sogei, Telia Sonera, and Qualcomm.

Business Outlook

Business Objects offers the following guidance for the quarter ending September 30, 2004:

Revenue is expected to be in the range of $215 million to $220 million. US GAAP diluted earnings per share are expected to be in the range of $0.07 to $0.11. Pro forma diluted earnings per share are expected to be in the range of $0.14 to $0.18.

Both the US GAAP and pro forma guidance for the quarter ending September 30, 2004 exclude eliminated deferred maintenance revenue of approximately $5.1 million, which is approximately a $0.03 per share reduction reflected in both estimates.

The pro forma earnings per share for the quarter ending September 30, 2004 also excludes amortization of intangible assets and stock-based compensation of approximately $9.1 million, which is an increase of approximately $0.06 per share, and planned restructuring charges of $1.5 million, which is an increase of approximately $0.01 per share.

Business Objects offers the following guidance for the year ending December 31, 2004: Revenue is expected to be in the range of $905 to $915 million on a US GAAP basis. US GAAP diluted earnings per share are expected to be in the range of $0.52 to $0.57. Pro forma diluted earnings per share are expected to be in the range of $0.80 to $0.85.

Both the US GAAP and pro forma guidance for the full year exclude eliminated deferred maintenance revenue of approximately $28 million, which is approximately a $0.19 per share reduction reflected in both estimates.

The pro forma earnings per share for the year ending December 31, 2004 also excludes amortization of intangible assets and stock-based compensation of approximately $36.4 million, which is an increase of approximately $0.25 per share, and planned restructuring charges of $5 million, which is an increase of approximately $0.03 per share.

Business Objects Reports Second Quarter 2004 Results

The revised revenue guidance for 2004 reflects the strengthening of the dollar compared to previous guidance provided on April 29, 2004. The impact of this factor is a reduction of approximately $16 million in revenue. The remainder of the reduction is due to caution in light of the tighter IT spending environment experienced throughout the software industry.

The above information concerning our forecast for the third quarter and full year represents our outlook only as of the date hereof, and we undertake no obligation to update or revise any financial forecast or other forward looking statements, as a result of new developments or otherwise.

Accounting principles

Business Objects prepares its financial statements in accordance with US GAAP. As the Company is listed on both the Premier Marché Euronext in France and the Nasdaq National Market in the United States, it is required to separately report consolidated financial statements prepared in accordance with accounting principles generally accepted in France (“French GAAP”) and in accordance with US GAAP.

There are significant differences in results of operations and financial position between the two reporting standards. These differences are primarily related to the amortization of goodwill, stock-based compensation, financial instrument derivatives, the accounting for treasury shares related to the acquisition of Crystal Decisions and their presentation in the balance sheet. The reconciliation of the consolidated net income for 2003 and of the consolidated shareholders’ equity as of December 31, 2003 in accordance with French GAAP and with US GAAP is available in the Company’s annual report filed as a “Document de Réference” under reference R. 04-066 with the French Securities Exchange Commission (“Autorité des Marchés Financiers”).

Use of Non-GAAP Financial Measures

This press release includes financial measures for net income and earnings per share that exclude certain non-cash charges and that have not been calculated in accordance with US GAAP. These measures differ from US GAAP in that they exclude the amortization of intangible assets and of deferred stock-based compensation associated with the Crystal Decisions acquisition, and the elimination of maintenance revenue due to the impact of purchase accounting entries on deferred revenue. Business Objects has provided these measurements in addition to US GAAP financial results because it believes they provide a consistent basis for comparison between quarters that is not influenced by certain non-cash expenses related to the acquisition of Crystal Decisions and therefore is helpful to understanding Business Objects’ underlying operational results. Further, these non-GAAP measures are some of the primary measures Business Objects’ management uses for planning and forecasting. These measures are not in accordance with, or an alternative to US GAAP, and these non-GAAP measures may not be comparable to information provided by other companies. A reconciliation of US GAAP to pro forma results is presented at the end of this press release.

The “normalized revenue” referred to above includes approximately $8.7 million of deferred maintenance revenue that is eliminated under purchase accounting rules. The growth rate in normalized revenue is derived by comparing 2004 normalized revenue to the combined Business Objects and Crystal Decisions revenue in the similar time period in 2003.

Business Objects Reports Second Quarter 2004 Results

Conference Call

Business Objects will hold a conference call today to discuss its financial results for the second quarter of 2004. The call will begin at 1:30 p.m. PT (4:30 p.m. ET). The call-in access numbers are 800.399.7988 for the U.S. and Canada; and 706.634.5428 (Europe and Asia). The conference call also will be webcast live, and can be accessed on the company’s website – www.businessobjects.com. A replay of the webcast will be available on the site approximately two hours after the end of the live call.

About Business Objects

Business Objects is the world’s leading business intelligence (BI) software company. Business Objects enables organizations to track, understand, and manage enterprise performance. The company’s solutions leverage the information that is stored in an array of corporate databases, enterprise resource planning (ERP), and customer relationship management (CRM) systems.

Popular uses of BI include enterprise reporting, management dashboards and scorecards, customer intelligence applications, financial reporting, and both customer and partner extranets. These solutions enable companies to gain visibility into their business, acquire and retain profitable customers, reduce costs, optimize the supply chain, increase productivity, and improve financial performance.

In December 2003, Business Objects completed the acquisition of Crystal Decisions, the leader in enterprise reporting. The combined product line includes software for reporting, query and analysis, performance management, analytic applications, and data integration. In addition, Business Objects offers consulting and education services to help customers effectively deploy their business intelligence projects.

Business Objects has more than 24,000 customers in over 80 countries. The company’s stock is traded under the ticker symbols NASDAQ: BOBJ and Euronext Paris (ISIN: FR0004026250 — BOB). It is included in the SBF 120 and IT CAC 50 French stock market indexes. Business Objects can be reached at 408-953-6000 and www.businessobjects.com

Forward-Looking Statements

This document contains forward-looking statements that involve risks and uncertainties concerning Business Objects, including the company’s expected financial performance, the breadth and acceptance of the company’s new version 6.5 product offering and the Crystal version 10 offering, the continued success of integration and realization of synergies from the Crystal Decisions acquisition, and the benefits of new OEM and reseller agreements. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, Business Objects’ ability to successfully integrate Crystal Decisions’ operations, employees, and products; Business Objects’ ability to transition Crystal Decisions’ customers to the combined company’s products; the

Business Objects Reports Second Quarter 2004 Results

realization of revenue from new OEM and reseller agreements; the introduction of new products by competitors or the entry of new competitors into the markets for Business Objects’ products; and economic and political conditions in the U.S. and abroad. More information about potential factors that could affect Business Objects’ business and financial results is included in Business Objects’ Annual Report on Form 10-K for the fiscal year ended December 31, 2003, Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, which are on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov. Business Objects is not obligated to undertake any obligation to update these forward-looking statements to reflect events or circumstances after the date of this document.

BusinessObjects is a trademark of Business Objects S.A. Other company and product names may be trademarks of the respective companies with which they are associated

CONTACTS:
Don Markley
Business Objects
Investor Relations
+1 408 953 6054
don.markley@businessobjects.com

Anne Guimard
Business Objects
European Investor Relations
+33 1 41 25 39 19
anne.guimard@businessobjects.com

Business Objects Reports Second Quarter 2004 Results

BUSINESS OBJECTS S.A.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands of US dollars, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Revenues:
Net license fees	$117,182	$62,695	$231,675	$118,938
Services	105,056	66,292	207,798	128,573

Total revenues	222,238	128,987	439,473	247,511
Cost of revenues:
Net license fees	5,971	863	13,653	1,757
Services	41,444	20,701	83,074	40,695

Total cost of revenues	47,415	21,564	96,727	42,452

Gross profit	174,823	107,423	342,746	205,059
Operating expenses:
Sales and marketing	99,271	58,297	196,452	114,730
Research and development	36,541	23,540	76,244	46,119
General and administrative	19,234	10,602	40,946	18,760
Restructuring costs	1,492	—	1,492	—

Total operating expenses	156,538	92,439	315,134	179,609

Income from operations	18,285	14,984	27,612	25,450
Interest and other income (expense), net	261	3,608	(3,807)	7,356

Income before provision for income taxes	18,546	18,592	23,805	32,806
Provision for income taxes	(7,058)	(7,065)	(9,057)	(12,466)

Net income	$11,488	$11,527	$14,748	$20,340

Basic net income per ordinary share and ADS	$0.13	$0.18	$0.17	$0.32

Diluted net income per ordinary share and ADS	$0.13	$0.18	$0.16	$0.32

Ordinary shares and ADSs used in computing basic net income per share	89,095	63,052	88,864	62,765

Ordinary shares and ADSs and equivalents used in computing diluted net income per share	91,061	64,458	91,730	64,075

Business Objects Reports Second Quarter 2004 Results

BUSINESS OBJECTS S.A.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of US dollars)

	June 30, 2004	December 31, 2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$202,617	$235,380
Restricted cash	49,280	19,243
Accounts receivable, net	200,155	187,885
Deferred tax assets	5,351	261
Prepaid and other current assets	42,697	33,797

Total current assets	500,100	476,566
Goodwill	1,061,201	1,051,111
Other intangible assets, net	131,193	149,143
Property and equipment, net	61,105	61,187
Deposits and other assets	32,853	19,092
Long-term deferred tax assets	26,830	17,963

Total assets	$1,813,282	$1,775,062

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$38,181	$47,790
Accrued payroll and related expenses	64,643	84,686
Income taxes payable	90,554	75,727
Deferred revenues	176,221	135,977
Restructuring liability	8,958	21,331
Other current liabilities	57,084	51,814
Notes payable	6,636	9,728

Total current liabilities	442,277	427,053
Long-term accrued rent	5,298	4,950
Shareholders’ equity
Ordinary shares, Euro 0.10 nominal value	10,136	9,927
Additional paid-in capital	1,142,620	1,121,910
Treasury and Business Objects Option LLC shares	(34,065)	(13,104)
Retained earnings	217,345	202,597
Unearned compensation	(12,222)	(18,353)
Accumulated other comprehensive income	41,893	40,082

Total shareholders’ equity	1,365,707	1,343,059

Total liabilities and shareholders’ equity	$1,813,282	$1,775,062

Business Objects Reports Second Quarter 2004 Results

BUSINESS OBJECTS S.A.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of US dollars)

	Six Months Ended
	June 30,
	2004	2003
	(unaudited)
Operating activities:
Net income	$14,748	$20,340
Adjustment to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	16,113	8,048
Amortization of other intangible assets	15,435	1,405
Stock-based compensation expense	3,787	—
Deferred income taxes	(14,795)	1,223
Tax benefit from employee stock plans	2,517	—
Changes in operating assets and liabilities:
Accounts receivable, net	(14,849)	21,651
Prepaid and other current assets	(9,516)	(3,321)
Deposits and other assets	(13,717)	—
Accounts payable	(8,808)	(2,874)
Accrued payroll and related expenses	(21,503)	(4,472)
Income taxes payable	6,501	(2,454)
Deferred revenues	41,576	23,279
Restructuring liability and other current liabilities	(4,991)	(6,193)

Net cash provided by operating activities	12,498	56,632

Investing activities:
Purchases of property and equipment, net	(16,272)	(4,673)
Purchase of short-term investments, net	—	(25,321)

Net cash used in investing activities	(16,272)	(29,994)

Financing activities:
Issuance of shares	20,746	6,299
Purchase of treasury shares	(20,961)	—
Transfer of cash to restricted cash accounts	(33,300)	—
Transfer of cash from restricted cash accounts	3,263	793
Payments on notes and escrow payable	(3,092)	(793)

Net cash provided by (used in) financing activities	(33,344)	6,299

Effect of foreign exchange rate changes on cash and cash equivalents	4,355	19,976
Net increase (decrease) in cash and cash equivalents	(32,763)	52,913
Cash and cash equivalents, beginning of period	235,380	233,941

Cash and cash equivalents, end of period	$202,617	$286,854
Short-term investments, end of period	—	76,129

Cash and cash equivalents and short-term investments, end of period	$202,617	$362,983

Business Objects Reports Second Quarter 2004 Results

Business Objects S.A.
Statement of Income — Reconciliation of US GAAP to Pro forma Information
For the Three Months Ended June 30, 2004
(In millions of US dollars, except for EPS data)
(Unaudited)

		Add back:				Normalized
		Amortization of				(including add
		Intangible Assets	Add back:		Add back: Lost	back of lost
		and	Amortization of		Deferred	deferred
		Restructuring	Stock-based	Pro forma	Maintenance	maintenance
	US GAAP	Costs	Compensation	Results	Revenue	revenue)
Net license fees	$117.2	$—	$—	$117.2	$—	$117.2
Services revenues	105.0	—	—	105.0	8.7	113.7

Total revenues	222.2	—	—	222.2	8.7	230.9
Total cost of revenues	47.4	(7.3)	(0.3)	39.8	—	39.8

Gross profit	174.8	7.3	0.3	182.4	8.7	191.1

Gross profit %	79%			82%		83%
Sales and marketing	99.3	—	(0.7)	98.6	—	98.6
Research and development	36.5	—	(0.4)	36.1	—	36.1
General and administrative	19.2	(0.3)	(0.3)	18.6	—	18.6
Restructuring costs	1.5	(1.5)	—	—	—	—

Total operating expenses	156.5	(1.8)	(1.4)	153.3	—	153.3
Income from operations	18.3	9.1	1.7	29.1	8.7	37.8
Operating profit %	8%			13%		16%
Interest and other income, net	0.3	—	—	0.3	—	0.3

Income before provision for taxes	18.6	9.1	1.7	29.4	8.7	38.1

Provision for income taxes	(7.1)	(3.5)	(0.6)	(11.2)	(3.3)	(14.5)

Net income	$11.5	$5.6	$1.1	$18.2	$5.4	$23.6

EPS — Basic	$0.13			$0.20		$0.26
EPS — Diluted	$0.13			$0.20		$0.26

Business Objects Reports Second Quarter 2004 Results

Business Objects S.A.
Supplemental Information
($ in millions of US dollars, except where indicated)
(Unaudited)

								Q2 2004
	2003					2004		% Change
US GAAP Basis	Q1	Q2	Q3	Q4	Total	Q1	Q2	over Q2 03
Revenues
Net license fees	$56.2	$62.7	$58.0	$98.3	$275.2	$114.5	$117.2	87%
Maintenance and Services revenues
Maintenance revenues	46.0	48.4	53.1	63.2	210.7	73.8	75.6	56%
Consulting and Training revenues	16.3	17.9	18.0	22.7	74.9	28.9	29.4	64%

Total Maintenance and Services Revenues	62.3	66.3	71.1	85.9	285.6	102.7	105.0	58%

Total revenues	$118.5	$129.0	$129.1	$184.2	$560.8	$217.2	$222.2	72%

Revenues By Geography
Americas	$51.9	$56.6	$55.3	$78.1	$241.9	$104.1	$104.3	84%
EMEA	57.8	63.0	63.3	89.6	273.7	96.4	99.6	58%
Asia Pacific including Japan	8.8	9.4	10.5	16.5	45.2	16.7	18.3	95%

Total revenues	$118.5	$129.0	$129.1	$184.2	$560.8	$217.2	$222.2	72%

License Revenues by Channel
Direct	59%	60%	57%	59%	59%	53%	55%
Indirect	41%	40%	43%	41%	41%	47%	45%

Total net license fees	100%	100%	100%	100%	100%	100%	100%

Selected P&L Metrics
Gross Profit %	82%	83%	82%	84%	83%	77%	79%
Operating Profit %	9%	12%	10%	0%	7%	4%	8%
Net Income %	7%	9%	8%	N/A	4%	2%	5%
Diluted EPS	$0.14	$0.18	$0.17	$(0.12)	$0.34	$0.04	$0.13
License Deal Sizes
Number of software transactions > $1M	5	7	6	1		7	8
Number of software transactions > $200K	58	55	50	80		104	91
Selected Balance Sheet Measures
Cash, equivalents and short-term investments	$329	$363	$380	$235		$246	$203
Days Sales Outstanding	53	57	62	66		75	81
Headcount
Quota Carrying Sales Representatives	292	294	293	563		554	575
Total Headcount	2,145	2,148	2,111	3,924		3,756	3,707	73%
Supplemental Information and Non-GAAP Measurements
Normalized Revenues by Geography
Americas						$114.2	$111.2	-2%
EMEA						98.4	100.9	28%
Asia Pacific including Japan						17.2	18.8	32%

Total normalized revenues						$229.8	$230.9	11%

Less: deferred maintenance revenue write-down						(12.6)	(8.7)

Total revenues, US GAAP basis						$217.2	$222.2